Exhibit 99.1

           Multimedia Games Reports Fiscal 2006 Fourth Quarter Results


    AUSTIN, Texas--(BUSINESS WIRE)--Dec. 14, 2006--Multimedia Games, Inc. (Nasdaq: MGAM) today reported operating results for its fiscal fourth quarter, ended September 30, 2006, as summarized in the table below:



                        Summary of Q4 Results
       (In millions, except per-share and player terminal data)

                                             For the Three Months
                                                 September 30,
                                              2006            2005
                                         -------------   -------------
Revenue                                   $      32.5     $      36.9
EBITDA(1)(2)                              $      15.6     $      20.7
Net income(2)                             $       0.1     $       2.9
Diluted earnings per share(2)             $      0.00     $      0.10
Average installed player terminals:
  Class II
  (Legacy and Reel Time Bingo(R) games)         7,973           9,686
  Oklahoma compact games                        2,124           1,061
  Other gaming units(3)                         3,196           2,583
----------------------------------------




                    Summary of Fiscal Year Results
                   (In millions, except per-share)

                                             For the Twelve Months
                                                 September 30,
                                              2006            2005
                                         -------------   -------------
Revenue                                   $     145.1     $     153.2
EBITDA(1)(2)                              $      69.0     $      89.5
Net income(2)                             $       3.5     $      17.6
Diluted earnings per share(2)             $      0.12     $      0.60
----------------------------------------




(1) EBITDA is defined as earnings before interest, taxes, amortization, depreciation, and accretion of contract rights. A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles ("GAAP") financial measure, can be found attached to this release.
(2) EBITDA, net income and EPS as reported above include an after-tax impact of approximately $511,000, or $0.02 per share for the three months ended September 30, 2006, and approximately $2.1 million, or $0.07 per share for the twelve months ended September 30, 2006, related to the Company's adoption, on October 1, 2005, of Statement of Financial Accounting Standards, ("SFAS"), No. 123R, "Share-Based Payment."
(3) "Other gaming units" include those placed in charity halls and in Mexico.


    Fiscal 2006 Fourth-Quarter Review:

    Total revenue for the fiscal 2006 fourth quarter declined approximately 12%, or $4.4 million, to $32.5 million, compared to total revenue of $36.9 million in Multimedia Games' ("Multimedia's") fiscal 2005 fourth quarter. This decline is primarily due to a 5% lower average hold per day in the 2006 fourth fiscal quarter, and the lower number of player stations in the installed base compared to the prior year period. On a quarterly sequential basis, the average hold per day of the installed base improved by approximately 3%, while net revenue per day also improved modestly when compared to the fiscal 2006 third-quarter results.

    Q4 FY '06 net income, inclusive of interest income of approximately $1.3 million, was $112,000, compared with net income of $2.9 million for Q4 FY '05. The fourth-quarter FY '06 interest income increase was due primarily to interest resulting from advances associated with an Oklahoma development agreement. EBITDA for Q4 FY '06 declined to $15.6 million, compared to $20.7 million in the prior-year period. Q4 FY '06 EBITDA rose approximately 3.8% compared to the prior quarter.

    The year-over-year decline in net income and EBITDA for Q4 FY '06 compared to Q4 FY '05 was due primarily to the lower revenue noted above and to a $1.5 million increase in selling, general and administrative costs ("SG&A") in the current-year period. The year-over-year SG&A increase is attributable to $0.6 million of share-based compensation expense, increased bad debt expense of $0.4 million, $0.3 million in higher consulting and contract labor costs, and approximately $0.2 million of travel costs primarily associated with the Company's Mexico operations. Fiscal fourth-quarter SG&A increased slightly on a quarterly sequential basis.

    Multimedia's total installed base of 13,180 player terminals at September 30, 2006 was in line with the installed base at September 30, 2005. On a quarterly sequential basis, Multimedia's total installed base of player terminals increased by 393 units, or approximately 3%, from the 12,787 units reported as of June 30, 2006. The net increase in player terminals included the placement of 849 one-touch, stand-alone units, partially offset by net removals of 358 units in Class II markets, 64 charity units and 34 server-based compact games.

    Clifton E. Lind, Multimedia's President and Chief Executive Officer, commented, "While the changing competitive landscape in Oklahoma continued to impact fiscal 2006 operating results, we are rapidly addressing operators' preference for one-touch, stand-alone gaming devices. Over the past several months, Multimedia began implementing a strategy to convert our installed base of player terminals in Oklahoma to the stand-alone devices, a move that is beginning to improve our competitive position in this market. Multimedia's 3% quarterly sequential improvement in average hold per day during the September 2006 quarter benefited from initial placements of these new offerings.

    "As of September 30, approximately 13% of our total installed base of 6,613 units in Oklahoma had been converted to this stand-alone product, which to date have been sourced from WMS Gaming ("WMS"), a third-party gaming equipment supplier. The hold per day of our currently installed stand-alone units is significantly higher than the hold per day generated by our multi-touch, standard-sequence, electronic bingo games in Oklahoma. However, even though our conversions of Class II to stand-alone products will accelerate early in calendar 2007, Multimedia remains at a short-term competitive disadvantage, since certain operators in the market have already significantly converted their installed base to non-standard-sequence, interactive bingo games.

    "Importantly, we will soon begin to place Aristocrat's popular Mk VI(TM) stand-alone games to complement the WMS stand-alone offerings, and, in addition, we expect to install our new stand-alone proprietary products beginning early in calendar 2007. We expect that the vast majority of our Oklahoma installed base will be converted to stand-alone games by the middle of calendar 2007. Furthermore, with this impressive portfolio of high-demand customer offerings, we believe that we can begin to regain floor share at several facilities in major metropolitan areas in the state in early calendar 2007. As we continue to evolve our product mix in the state, we expect that our new Oklahoma stand-alone offerings can generate hold per day significantly above that of our standard-sequence bingo games in the market. The higher hold per day resulting from the placements of stand-alone products, the prospect of expanding our Oklahoma installed base, and our expectation of a more stable revenue share percentage than experienced in recent periods are expected to contribute to improving results from this market beginning in Q2 FY '07.

    "Our operations in Mexico have not grown as rapidly as we initially expected. However, we now have approximately 920 electronic bingo player terminals installed at five locations, including two of our customer's flagship properties. The hold per day of our machines is improving as awareness of these new facilities continues to grow, and players in this market become increasingly familiar with this form of entertainment. Based on the hold per day growth and additional facility openings, expected at a rate of about one per month for the next six months, we anticipate that our operations in Mexico will begin contributing to earnings beginning in the first half of calendar '07.

    "In the New York Lottery market, where Multimedia provides the central determinant system for video lottery terminals ("VLTs") at racetracks in the state, there are now approximately 9,500 installed VLTs following the recent opening and subsequent expansion of Empire City at Yonkers Raceway in the New York City metro area. Following a competitive procurement process, Empire City also chose to deploy Players Passport(R), our proprietary player tracking system, marking the second such deployment of this casino management system in the New York VLT market. Monthly performance figures show impressive gains both in overall revenue and in 'same-facility' revenue, indicating the overall success and growth of this market. With expectations for approximately 12,650 total VLTs to be installed in New York by mid-
Q2 FY '07, we now anticipate our operations of the central system in the state will achieve a break-even run rate in Q2 FY '07."

    Lind continued, "We continue to have success in securing additional revenue sources for the Company by entering new markets. Multimedia was recently licensed by the Rhode Island Lottery to provide VLTs to two facilities in the state. In Q2 FY '07, we expect to begin a 50-unit field trial marking our initial deployment of stand-alone VLTs for a state lottery. In addition, we are entering the beginning stages of an expected 18-month replacement cycle for our Washington State operations, a market in which we both sell player terminals and have a modest participation in the play of the devices. On the international front, we have secured a four-year agreement to offer electronic bingo devices in the Republic of Malta, and we will install an initial 150 units on a revenue-share basis beginning in the first calendar quarter of 2007, with the potential for expansion of this installation over the term of the agreement.

    "Our focus remains on driving revenue growth in our current markets as well as forging new opportunities for further growth and diversification in revenue. However, primarily as a result of a lower hold per day for our Class II standard-sequence bingo games, including the impact of the current competitive environment in Oklahoma, and due to certain expenses related to our changing Oklahoma strategies, Multimedia will record a loss of up to $0.10 per share in Q1 FY '07. With the scheduled transition of our installed base in Oklahoma to stand-alone units and expectations for additional revenue contributions from Mexico and New York, we believe that beginning in Q2 FY '07, Multimedia will experience significantly improved operating performance."

    The table below sets forth Multimedia's end-of-period installed player terminal base by product line or market for each of the five most recent fiscal quarters. "Total Other Gaming Units" includes unit placements in the charity bingo, Mexico and Iowa and markets. Excluded from the table below are the approximately 1,318 video card readers installed in Alabama.



                                  Total     Oklahoma
  Quarter   Reel Time           Class II     Compact     Total Other
   Ended      Bingo    Legacy     Units     Games(1)   Gaming Units(2)
----------- --------- -------- ----------- ----------- ---------------
 9/30/2006     7,280      373       7,653       2,408           3,119
 6/30/2006     7,635      376       8,011       1,593           3,183
 3/31/2006     8,439      392       8,831       1,173           2,849
12/31/2005     8,915      390       9,305       1,229           2,589
 9/30/2005     9,189      461       9,650       1,076           2,565




(1) "Oklahoma Compact Games" represents installations of games pursuant to the approved gaming compact between Native American tribes, racetracks and the State of Oklahoma, including Multimedia's and other vendors' stand-alone games.
(2) "Total Other Gaming Units" at March 31, 2006 includes 383 units installed in Iowa, which were removed in early May 2006 due to legislation in that state.


    Multimedia adopted SFAS No. 123R effective October 1, 2005, using the modified prospective method. Q4 FY '06 EBITDA, net income and EPS also reflect the impact of a pretax charge of approximately
$0.6 million (there were no Share-Based Payment charges in the Q4 FY '05 period). For FY '06, the pre-tax impact was a charge of approximately $2.7 million.

    The following table compares the actual reported net income, net income per share, and compensation cost of stock options granted to employees for the three- and twelve-month periods ended September 30, 2006, to the pro forma amounts that would have been reported if compensation expense had been determined using the fair value method required by SFAS No. 123R for the three and twelve months ended September 30, 2005.



                           For the Three Months  For the Twelve Months
                           Ended September 30,    Ended September 30,
                             2006       2005       2006        2005
                           ---------  ---------  ---------  ----------
                              (in thousands,        (in thousands,
                            except per-share       except per-share
                                 amounts)               amounts)
Reported net income:       $    112   $  2,858   $  3,532   $  17,643
  Additional after-tax
   pro forma share-based
   compensation                  --     (1,680)        --      (4,017)
                           ---------  ---------  ---------  ----------
  Comparative net income
   (prior year pro forma)  $    112   $  1,178   $  3,532   $  13,626
                           =========  =========  =========  ==========
Basic earnings per common
 share:
  As reported              $   0.00   $   0.11   $   0.13   $    0.64
                           =========  =========  =========  ==========
  Pro forma                $   0.00   $   0.04   $   0.13   $    0.49
                           =========  =========  =========  ==========
Diluted earnings per
 common share
   As reported             $   0.00   $   0.10   $   0.12   $    0.60
                           =========  =========  =========  ==========
   Pro forma               $   0.00   $   0.04   $   0.12   $    0.46
                           =========  =========  =========  ==========


    Research and development expense in the September 30, 2006 quarter increased by $1.0 million, or 22%, to $5.2 million, from $4.2 million for the September 30, 2005 quarter.

    During the quarter ended September 30, 2006, Multimedia capitalized $1.2 million in costs related to the internal development of its gaming products and systems, compared to $1.1 million during the quarter ended June 30, 2006. Approximately $0.8 million of the capitalized costs in the September 2006 quarter were related to the development of new content, and approximately $0.4 million was for systems. For the three months ended September 30, 2006, capital expenditures were $9.5 million, of which $9.3 million was for gaming equipment purchases, and $0.2 million was for all other capital expense. Included in the gaming equipment purchases was $5.4 million of gaming equipment and licenses purchased under the WMS agreement. The remaining equipment purchases relate primarily to the hardware upgrade of the rental pool and systems.

    Outlook and Strategic Direction

    As previously disclosed, Multimedia retained the investment banking firm of Bear, Stearns & Co. Inc. ("Bear Stearns") as exclusive financial advisor to assist the Company and its Board of Directors in identifying and evaluating prospective opportunities to enhance shareholder value. As part of this process, Bear Stearns continues to review with the Board of Directors a number of options that could enhance shareholder value. Also, in October 2006, Multimedia added two new directors, Emanuel Pearlman and Neil Jenkins, both experienced financial and operations executives, and their addition expands the scope of our board's expertise and its perspective on shareholder interests.

    In commenting on these recent developments and the Company's future direction, Mr. Lind said, "I believe our company is at the beginning of an exciting period of transition. We see significant opportunity in important emerging markets, as well as strategies for enhancing our important relationships with our tribal customers in Oklahoma. At the same time, we recognize the importance of ensuring that the value in our business is reflected in increased shareholder value, and our board is committed to maximizing shareholder value.

    "Towards that end, we have taken the following steps:

    -- Our Board of Directors continues to work with Bear Stearns to identify and evaluate prospective opportunities to enhance shareholder value. To date, our efforts with our financial advisor have resulted in increased management and board visibility into the Company's value and strategic options. We hope to report the results of our work with Bear Stearns at or prior to our annual shareholders' meeting in the second calendar quarter of 2007.

    -- We are revising our approach to communicating with our shareholders. In recognition of the uncertainty created by the significant transition in our business, our board has determined to discontinue our practice of providing quarterly financial guidance. However, beginning in January 2007, the Company will provide mid-month, non-financial updates on its installed base of player terminals, updates on our product mix where appropriate, and news of recent developments including new market openings.

    -- In the interim, as we continue to work with Bear Stearns on strategic alternatives, our board has authorized management to negotiate an increase in our credit facility from its current size of $75 million to up to $150 million. If such an increase is successfully negotiated, subject to business opportunities and developments, the uses of the increased facility could include capital expenditures related to conversion of our Class II games to stand-alone units in Oklahoma, additional working capital, and expansion of our share repurchase program from its current level to up to $25 million."

    Clifton Lind concluded, "With visible near-term opportunities for generating earnings growth, including the overall transition of our Oklahoma product offerings to exciting, high-demand stand-alone products, an expanded Board with valuable new perspectives working effectively with our financial advisor in evaluating strategies for enhancing shareholder value, initial earnings contributions from our New York and Mexican operations, and new market opportunities, we expect fiscal 2007 will be one in which we accomplish many of the goals we have been building toward over the last several years."

    Conference Call

    Multimedia Games, Inc. is hosting a conference call and webcast today, December 14, beginning at 9:00 a.m. EST (8:00 a.m. CST). Both the call and the webcast are open to the general public. The conference call number is 719-457-2693 (domestic or international). Please call five minutes prior to the presentation to ensure that you are connected.

    Interested parties may also access the conference call live on the Internet at www.shareholder.com/mgam/medialist.cfm. Two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location or at www.multimediagames.com/Investors/Index.htm.

    A digital replay of the teleconference will also be available beginning at 12:00 noon EST the day of the call, continuing through midnight EST on Thursday, December 21, 2006. To access this rebroadcast, dial 888-203-1112 (U.S. and Canada) or 719-457-0820
(international), and then the pass code 8485166.

    About the Company

    Multimedia Games is a leading developer and supplier of comprehensive systems, content, electronic games and player terminals for the Native American gaming market, as well as for the casino, charity and international bingo, video lottery, and sweepstakes markets. The Company's ongoing development and marketing efforts focus on gaming systems and products for use by Native American tribes throughout the United States, the commercial casino market, video lottery systems and other products for domestic and international lotteries, and products for charity and international bingo and emerging markets, including sweepstakes, promotional, amusement with prize, and coupon gaming opportunities. Additional information may be found at www.multimediagames.com.

    Cautionary Language

    This press release contains forward-looking statements based on Multimedia's current expectations. The words "will," "would," "could," "expect," "plan," "believe," "anticipate," "intend" and similar words and phrases as they relate to Multimedia are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Multimedia, and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to: (i) the risk that Multimedia's financial condition may be adversely affected by regulatory developments (such as regulatory action related to our development agreements with our tribal customers), ongoing competitive pressures, the failure of new customers to place Multimedia's games and terminals into operation, removal of Multimedia's terminals and systems from facilities of existing customers, or the failure of one or more of our projected new revenue sources or significant development opportunities to generate anticipated revenues, each to an extent or with effects greater than anticipated in making projections; (ii) the risk that the charity, sweepstakes or lottery markets do not grow as anticipated, or that Multimedia's business may not develop as anticipated therein;
(iii) the risks resulting from the difficulty of continually evolving in existing markets, and successfully and cost-effectively entering new markets, particularly international markets in which Multimedia has not previously operated; (iv) the risk associated with the difficulty of continually developing and introducing to new and existing markets new and enhanced game content and systems that will be widely accepted both by customers and end users; (v) the risk of continuing legal and state and regulatory activities, and future enforcement actions related thereto; (vi) the risks that Multimedia continues to sustain a decline in units placed in operation in Oklahoma or a continued decline in the hold per day of such units; (vii) the risk that Multimedia's planned conversions of existing Class II games in Oklahoma to Class III games may not be successful or achieve market acceptance; (viii) the risks of continued competitive pressure on Multimedia's business model and pricing, and on its ability to introduce and maintain games in existing and new markets; (ix) the risks associated with the difficulty of installing and maintaining an increasing number of terminals and systems at existing and new facilities; (x) the risk that we will not proceed with any contemplated share repurchase program as a result of our inability to increase our credit facility, the failure of our business to develop as anticipated, or the emergence of other opportunities that our board determines to be a more beneficial use of our resources; and, (xi) the risks associated with growth generally and the resultant pressures organizationally. Other important risks and uncertainties that may affect the Company's business are detailed from time to time in the "Certain Risks" and "Risk Factors" sections and elsewhere in Multimedia's filings with the Securities and Exchange Commission. Multimedia disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



                     CONSOLIDATED BALANCE SHEETS
           As of September 30, 2006 and September 30, 2005
         (In thousands, except shares and per-share amounts)

                                       September 30,    September 30,
               ASSETS                       2006           2005(1)
                                      ---------------  ---------------
CURRENT ASSETS:
  Cash and cash equivalents            $       4,939    $         118
  Accounts receivable, net of
   allowance for doubtful accounts of
   $1,007 and $229, respectively              17,825           18,807
  Inventory                                    3,600              414
  Contract costs in excess of billing             --              789
  Prepaid expenses and other                   2,562            3,177
  Notes receivable, net                       16,969            9,362
  Deferred income taxes                        1,623            2,075
                                      ---------------  ---------------
     Total current assets                     47,518           34,742
Restricted cash and long-term
 investments                                     986            1,068
Leased gaming equipment, net                  31,095           37,391
Property and equipment, net                   86,264           93,894
Notes receivable                              49,399           40,545
Intangible assets, net                        46,120           44,493
Other assets                                   1,100            2,559
Deferred income taxes                          6,059               --
                                      ---------------  ---------------
     Total assets                      $     268,541    $     254,692
                                      ===============  ===============
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of revolving lines
   of credit                           $      12,821    $          --
  Current portion of long-term debts
   and capital leases                          4,954           13,401
  Accounts payable and accrued
   expenses                                   31,671           35,349
  Federal and state income tax
   payable                                     2,125            3,312
  Deferred revenue                             1,782            2,081
                                      ---------------  ---------------
     Total current liabilities                53,353           54,143
Revolving lines of credit                     43,193           27,770
Long-term debts and capital leases,
 less current portion                          1,340            6,498
Other long-term liabilities                    2,710            3,049
Deferred revenue                                  --            1,057
Deferred income taxes                             --            3,258
                                      ---------------  ---------------
     Total liabilities                       100,596           95,775
                                      ---------------  ---------------
Commitments and contingencies
Stockholders' equity:
  Preferred stock:
   Series A, $0.01 par value,
    1,800,000 shares authorized, no
    shares issued and outstanding                 --               --
   Series B, $0.01 par value, 200,000
    shares authorized, no shares
    issued and outstanding                        --               --
   Common stock, $0.01 par value,
    75,000,000 shares authorized,
    31,442,818 and 30,802,524 shares
    issued, and 27,511,433 and
    27,050,285 shares outstanding,
    respectively                                 314              308
  Additional paid-in capital                  74,121           67,184
   Treasury stock, 3,911,385 and
    3,752,239 shares at cost,
    respectively                             (24,741)         (23,285)
  Retained earnings                          118,242          114,710
  Accumulated other comprehensive
   loss                                            9               --
                                      ---------------  ---------------
     Total stockholders' equity              167,945          158,917
                                      ---------------  ---------------
     Total liabilities and
      stockholders' equity             $     268,541    $     254,692
                                      ===============  ===============




(1) Certain amounts have been reclassified to conform to the current-year presentation.




                  CONSOLIDATED STATEMENTS OF INCOME
        For the Three Months Ended September 30, 2006 and 2005
               (In thousands, except per-share amounts)
                             (Unaudited)

                                             2006            2005
                                         -------------   -------------
REVENUES:
  Gaming revenue:
    Class II                             $     19,652    $     26,709
    Charity                                     4,361           4,091
    All other(1)                                6,575           3,939
  Gaming equipment, system sale and
   lease revenue                                  487           1,569
  Other                                         1,375             546
                                         -------------   -------------
     Total revenues                            32,450          36,854
                                         -------------   -------------
OPERATING COSTS AND EXPENSES:
  Cost of gaming equipment and systems
   sold
and royalty fees paid                             422           1,048
  Selling, general and administrative
   expenses                                    17,651          16,118
  Amortization and depreciation                14,371          14,485
                                         -------------   -------------
      Total operating costs and expenses       32,444          31,651
                                         -------------   -------------
      Operating income                              6           5,203
OTHER INCOME (EXPENSE):
  Interest income                               1,355             606
  Interest expense                             (1,335)           (826)
                                         -------------   -------------
Income before income taxes                         26           4,983
Income tax expense (benefit)                      (86)          2,125
                                         -------------   -------------
      Net income                         $        112    $      2,858
                                         =============   =============

Basic earnings per share                 $       0.00    $       0.11
                                         =============   =============
Diluted earnings per share               $       0.00    $       0.10
                                         =============   =============
Shares used in earnings per share
 calculation:
      Basic                                27,487,201      27,120,623
                                         =============   =============
      Diluted                              29,177,799      29,070,828
                                         =============   =============




(1) Gaming revenue: "All other" includes recurring revenue from games operated under the Oklahoma compact, Class III Washington State, lottery, and Mexico markets.




                  CONSOLIDATED STATEMENTS OF INCOME
       For the Twelve Months Ended September 30, 2006 and 2005
               (In thousands, except per-share amounts)

                                                2006         2005(2)
                                            ------------  ------------
REVENUES:
  Gaming revenue:
    Class II                                $    89,167   $   113,791
    Charity                                      18,416        18,767
    All other(1)                                 19,112        14,174
  Gaming equipment, system sale and lease
   revenue                                       13,946         4,331
  Other                                           4,471         2,153
                                            ------------  ------------
      Total revenues                            145,112       153,216
                                            ------------  ------------
OPERATING COSTS AND EXPENSES:
  Cost of gaming equipment and systems sold
   and royalty fees paid                         11,768         3,636
  Selling, general and administrative
   expenses                                      68,615        62,653
  Amortization and depreciation                  57,227        57,105
                                            ------------  ------------
      Total operating costs and expenses        137,610       123,394
                                            ------------  ------------
      Operating income                            7,502        29,822
OTHER INCOME (EXPENSE):
  Interest income                                 3,024         1,996
  Interest expense                               (4,478)       (2,718)
                                            ------------  ------------
Income before income taxes                        6,048        29,100
Income tax expense                                2,516        11,457
                                            ------------  ------------
      Net income                            $     3,532   $    17,643
                                            ============  ============

Basic earnings per share                    $      0.13   $      0.64
                                            ============  ============
Diluted earnings per share                  $      0.12   $      0.60
                                            ============  ============
Shares used in earnings per share
 calculation:
      Basic                                  27,174,998    27,580,080
                                            ============  ============
      Diluted                                29,108,474    29,558,663
                                            ============  ============




(1) Gaming revenue: "All other" includes recurring revenue from games operated under the Oklahoma compact, Class III Washington State, lottery, C-TILG and Mexico markets.
(2) Certain amounts have been reclassified to conform to the current-year presentation.


    Reconciliation of U.S. GAAP Net income to EBITDA:

    EBITDA is defined as earnings before interest, taxes, amortization, depreciation, and accretion of contract rights. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles ("GAAP"), Multimedia believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of Multimedia's past financial performance, and provides useful information to the investor because of its historical use by Multimedia as a performance measure, and the use of EBITDA by other companies in the gaming equipment sector as a measure of performance. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining Multimedia's operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies.
A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, follows:



          Reconciliation of U.S. GAAP Net income to EBITDA:

                           For the Three Months  For the Twelve Months
                            Ended September 30,   Ended September 30,
                             2006       2005       2006       2005
                           ---------  ---------  ---------- ----------
                              (in thousands)        (in thousands)
Net income                  $   112    $ 2,858     $ 3,532    $17,643
Add back:
Amortization and
 depreciation                14,371     14,485      57,227     57,105
Accretion of contract
 rights(1)                    1,260        997       4,256      2,538
Interest expense (income),
 net                            (20)       220       1,454        722
Income tax expense
 (benefit)                      (86)     2,125       2,516     11,457
                           ---------  ---------  ---------- ----------
EBITDA                      $15,637    $20,685     $68,985    $89,465
                           =========  =========  ========== ==========



(1) "Accretion of contract rights" relates to the amortization of intangible assets for development projects. These amounts are recorded net of revenues in the Consolidated Statements of Income.


    CONTACT: Multimedia Games, Inc.
             Clifton Lind, President and CEO
             Randy Cieslewicz, Interim CFO
             512-334-7500
             or
             Jaffoni & Collins Incorporated
             Joseph N. Jaffoni or Richard Land
             212-835-8500
             mgam@jcir.com